EXHIBIT 10.1

EXECUTION VERSION

_______________________________________

INVESTMENT AGREEMENT

_______________________________________

between

ALTRIA VENTURES INC., a Virginia corporation,

LEXARIA NICOTINE LLC, a Delaware limited liability company,

POVIVA CORP., a Nevada corporation

and

LEXARIA BIOSCIENCE CORP., a Nevada corporation

Dated as of January 15, 2019

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ii

SCHEDULES
Schedule 4.03(a)	Pre-Closing Capitalization
Schedule 4.03(b)	Post-Closing Capitalization
Schedule 4.03(d)	Indebtedness
Schedule 4.10	Litigation
Schedule 4.12(a)	Intellectual Property
Schedule 4.12(f)	Exceptions to Confidentiality Agreements
Schedule 4.12(g)	Royalties
Schedule 4.13(f)	Power of Attorney
Schedule 4.13(h)	Affiliated Groups, etc.
Schedule 4.18	Compensation
Schedule 4.20	Leased Real Property
Schedule 4.21	Affiliate Agreements

EXHIBITS
Exhibit A	Investor License Agreement
Exhibit B	Warrant and Option Agreement

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INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (this “Agreement”), dated as of January 15, 2019, is made by and between Lexaria Nicotine LLC, a Delaware limited liability company (the “Company”), Lexaria Bioscience Corp., a Nevada corporation (“Parent”), PoViva Corp., a Nevada corporation and a wholly-owned subsidiary of Parent (“PoViva,” and together with the Company and Parent, the “Seller Parties”) and Altria Ventures Inc., a Virginia corporation (the “Investor”). The Company, Parent, PoViva and the Investor are referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Seller Parties are engaged in the business of developing and commercializing products that enhance the flavor, bouquet or delivery of certain materials, including the Molecules (as defined below), and possess certain intellectual property regarding such products, methods of production and their use;

WHEREAS, pursuant to a Technology License Agreement, made as of October 1, 2018 (the “PoViva License Agreement”), Parent obtained from PoViva a license, with the right to further sublicense, under Technology that is Owned (as such terms are defined below) by PoViva to create, test, manufacture and sell products containing certain materials (including the Molecules) in accordance with the terms and conditions set forth in the PoViva License Agreement;

WHEREAS, pursuant to a Technology License Agreement, made as of October 1, 2018 (the “Parent License Agreement”), the Company obtained from Parent a license, with the right to further sublicense, under the Technology that is Owned by Parent to create, test, manufacture and sell products containing the Molecules in accordance with the terms and conditions set forth in the Parent License Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition to the Investor’s willingness to enter into this Agreement, the Company, the Investor and Parent have entered into the Limited Liability Company Agreement of the Company, dated as of the date hereof (the “Limited Liability Company Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement and as part of the Closing (as defined below), the Company will issue Class B Units to the Investor in those respective amounts as set forth in this Agreement; and

WHEREAS, the Company wishes to sell to the Investor, and the Investor wishes to purchase from the Company, at the Closing, the Class B Units, on the terms as set forth herein, whereby the Investor will become a member of the Company.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as set forth in this Agreement.

ARTICLE I
DEFINITIONS

Section 1.01 Certain Defined Terms. For purposes of this Agreement:

“Action” means any assessment, audit, complaint, demand, examination, hearing, investigation or inquiry by a Governmental Authority or any action, claim, suit, litigation, proceeding, arbitration or mediation (whether civil, criminal or administrative and whether formal or informal).

“Affiliate” means any entity that controls, is controlled by, or is under common control with, a Party to this Agreement. For purposes of this definition, “control” means ownership, directly or indirectly, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation, or fifty percent (50%) or more of the equity interest or votes in the case of a limited liability company or other type of entity, or any other arrangement whereby a Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

“Ancillary Agreements” means, collectively, the Limited Liability Company Agreement, the Investor License Agreement, the Warrant and Option Agreement and any other documents contemplated by this Agreement.

“Business” means the business of the Company as currently conducted or contemplated to be conducted, including, but not limited to, the development of materials and products that enhance the beneficial characteristics (such as flavor, bouquet or bioavailability) of the Molecules, for the purposes of developing, manufacturing and selling products containing the Molecules (including the exploitation of all Intellectual Property Rights therein and thereto, wholesaling and all activities related thereto).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Richmond, Virginia or Kelowna, British Columbia.

“Confidential Information” means all know-how, trade secrets, and confidential or proprietary information, however documented and in whatever form, whether in writing, orally, electronically, optically, magnetically, or otherwise, including product specifications, bills of material, purchase orders, data, charts, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, equipment, materials (including materials regarding training, controls, and quality), current and anticipated customer requirements, market studies, business plans, historical, current and projected sales, historical sales and marketing data, capital spending budgets and plans, strategic plans, marketing and advertising plans, publications, customer data, client and customer lists and files, pricing and cost information, price lists and testing data and studies (including verifications and validations, clinical and non-clinical trial data and trial reports, quality system documentation, including lot records and associated non-conformance records, rework and deviation records, service history files, corrective and preventive actions, internal audit reports and other similar information).

“Control” (including the terms “controlled by”, “under common control with” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract, credit arrangement or otherwise.

“Disclosure Letter” means the disclosure letter delivered by the Seller Parties to the Investor dated as at the date of this Agreement and references in this Agreement to any particular “Schedule” means to the specified Schedule of the Disclosure Letter.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, deed of trust, collateral security arrangement, lien, Tax lien, title imperfection, charge, easement, claim, encumbrance, encroachment or restriction, or other title or interest retention arrangement, reservation, limitation of any kind or nature.

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“Environmental Laws” means any Law relating to (a) releases or a threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Governmental Authority” means any transnational, United States or foreign federal, state, provincial, municipal or local governmental, legislative, judicial, executive, regulatory or administrative authority, department, court (including any arbitral body or tribunal), agency, branch, board, department, instrumentality, entity, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority, whether of the United States or another country.

“Intellectual Property Rights” means: all rights in intellectual property of any type throughout the world, including all such rights regarding Technology, including: (i) Patents; (ii) Trademarks (iii) copyrights, whether registered or common law, and registrations and applications for registration thereof; (iv) domain names and social media accounts; (v) rights of publicity and privacy, rights to personal information and moral rights; (vi) shop rights; (vii) inventions (whether patentable or unpatentable), invention disclosures, mask works, industrial design rights, discoveries, ideas, developments, data, software, confidential or proprietary technical, business and other information, including processes, techniques, methods, formulae, designs, algorithms, prospect lists, customer lists, projections, analyses, and market studies, and all rights therein and thereto; (viii) all rights to any of the foregoing provided in international treaties and convention rights; (ix) the right and power to assert, defend and recover title to any of the foregoing; (x) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing; and (xi) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing.

“Knowledge of the Company” means the actual knowledge of Chris Bunka, John Docherty, Allan Spissinger and Jamieson Bondarenko or any knowledge that any of such individuals would have had following a reasonable inquiry.

“Law” or “Laws” means any applicable federal, state, local, municipal, foreign, international, multinational or other law, treaty, rule, order, regulation, statute, ordinance, code, decree, directive, decision or other binding requirement of any Governmental Authority of any kind and the rules, regulations and orders promulgated thereunder.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Order and those arising under any Contract.

“Licensed Patents” means all Patents in the Territory licensed to the Company pursuant to the Parent License Agreement, and all other Patents Owned by the Company claiming Technology or otherwise used in the Business, including the Patents listed in Schedule B of the Investor License Agreement.

“Licensed Trademarks” means the Trademarks licensed to Investor pursuant to the Investor License Agreement, including the Trademarks listed in Schedule A of the Investor License Agreement.

“Molecules” means nicotine and nicotine-like or related compounds such as nor-nicotine, lobeline and the like, as well as the free base substance nicotine and all pharmacologically acceptable salts of nicotine, including acid addition salts, and nicotine analogs. “Nicotine” as that term is used herein therefore includes all the foregoing tobacco alkaloids, as well as nicotine salts including but not limited to nicotine hydrogen tartrate and nicotine bitartrate dihydrate, as well as nicotine hydrochloride, nicotine dihydrochloride, nicotine sulfate, nicotine citrate, nicotine zinc chloride monohydrate, nicotine salicylate, nicotine oil, nicotine complexed with cyclodextrin, polymer resins such as nicotine polacrilex, nicotine resinate, and other nicotine-ion exchange resins, either alone or in combination, as well as nicotine analogs that include, but are not limited to (s)-Nicotine, Nornicotine, (S)-Cotinine, B-Nicotyrine, (S)-Nicotene-N’-Oxide, Anabasine, Anatabine, Myosmine, B-Nornicotyrine, 4-(Methylamino)-1-(3-pyridyl)-1-butene (Metanicotine) cis or trans, N’-Methylanabasine, N’Methylanatabine, N’Methylmyosmine, 4-(Methylamino)-1-(3-pyridyl)-1-butanone (Pseudoxynicotine), and 2,3’-Bipyridyl.

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“Order” means any judgment, decision, consent decree, injunction, citation, ruling, writ, order or other determination of or entered by any Governmental Authority that is binding on any Person or its property under applicable Law.

“Organizational Document” means, with respect to any Person that is not a natural person, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.

“Owned by Company” means, with respect to Intellectual Property Rights, the ownership or other possession of a right, title or other interest in such Intellectual Property Rights by the Company, in whole or in part. It is understood that ownership or possession of such Intellectual Property Rights includes ownership of legal title in such Intellectual Property Rights by formal conveyance or operation of Law, and possession of express or implied license or other contractual rights regarding such Intellectual Property Rights that may be conveyed to the Investor by assignment or by license or sub-license without breaching the terms of any agreement with a third party.

“Ownership Interests” means: (a) any shares, interests, participations or other equity interests or equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including units, membership interests, partnership interests, joint venture interests and beneficial interests or other equity interests; and (c) any warrants, options, convertible or exchangeable debt or securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“Patents” means all common law, statutory, treaty, convention rights and other proprietary rights regarding inventions (whether patentable or unpatentable), invention disclosures, mask works, industrial design rights, discoveries, ideas, developments, data, software, confidential or proprietary technical, business and other information, including processes, techniques, methods, formulae, designs, algorithms, prospect lists, customer lists, projections, analyses, and market studies, and all rights therein and thereto, including patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications, worldwide.

“Permitted Encumbrances” means: (a) liens for current Taxes not yet due and payable or the amount or validity of which is being contested and for which adequate reserves have been established in the financial statements of the Company and which, in all such cases, the Company shall pay when due; (b) mechanics’, carriers’, workers’, repairers’, lessors’ and similar liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which the Company shall pay when due; (c) liens arising under zoning, building and other land use Laws applicable to the Company’s owned real property and leased real property that are not and have not been violated by the current use, occupancy or operation of such real property; and (d) covenants, conditions, restrictions, easements and other non-monetary liens affecting title to any of the Company’s owned real property or leased real property that do not and would not reasonably be expected to, individually or in the aggregate, materially impair the marketability of title, value, current use, occupancy or operation of such real property as currently conducted.

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“Person” means an individual, corporation, company, partnership, joint venture, limited liability company, Governmental Authority or other legal entity.

“Pre-Closing Period” means all taxable years or other taxable periods that end on or before (and including) the Closing Date and, with respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Tax” or “Taxes” means (i) any and all foreign, United States federal, state, provincial, local, and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including those imposed on, measured by, or computed with respect to income, franchise, profits or gross receipts, alternative or add-on minimum, margin, ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, escheat or unclaimed property taxes (or similar), environmental, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), insurance, disability, workers compensation, unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, registrations, net worth, and customs duties, whether disputed or not, (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.

“Tax Returns” means any return, questionnaire declaration, certificate, bill, report, claim for refund or information return or statement or other document or written information (including declaration of estimated Taxes) filed with or required to supplied to or filed with any Governmental Authority relating to Taxes, including any amendment thereof or supplement, appendix, schedule or attachment thereto.

“Technology” means all know-how, trade secrets, data, confidential and proprietary information, technical information, ideas, inventions, discoveries, designs, drawings, specifications, recipes, formulations, flow charts, software code, plans, improvements, and related information regarding the development, composition, manufacture, use and commercialization of materials and products that enhance the beneficial characteristics (such as flavor, bouquet or bioavailability) of Molecules and products containing such materials, including design specifications and drawings, test results and data, product assessments, sales records, e-commerce records, receipts, photographs, purchase orders, bills of lading, order forms, Contracts, financial records, regulatory filings and intellectual property records.

“Territory” means the United States and its territories and possessions.

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“Trademarks” means any word, phrase, symbol, or design that identifies and distinguishes the source of the goods or services of one party from those of others, including all trademarks, service marks, trade names, brand names, logos and corporate names, trade dress, slogans and other indicia of source of origin, whether or not registered, including all common law rights thereto and all goodwill associated therewith.

“Transfer Taxes” means any US federal, state, county, local, non-US and other sales, use, transfer, value added, conveyance, documentary transfer, stamp, recording, registration or other similar Tax (including any notarial fee) imposed in connection with, or otherwise relating to, the transactions contemplated by this Agreement or the recording of any sale, transfer or assignment of property (or any interest therein) effected pursuant to this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code.

Section 1.02 Definitions. The following terms have the meanings set forth in the Sections set forth below:

Term	Section
AAA	Section 9.12
Affiliate Agreements	Section 4.21
Agreement	Preamble
Announcement	Section 9.04
Class B Units	Section 2.01
Closing	Section 2.03
Closing Date	Section 2.03
Code	Section 2.04
Company	Preamble
Company Intellectual Property	Section 4.12(a)
Company Licenses	Section 4.12(a)
Contracts	Section 4.05
Hazardous Substance	Section 4.16
Inbound Licenses	Section 4.12(a)
Intellectual Property Registrations	Section 4.12(a)
Intracompany Licenses	Section 4.12(a)
Investor	Preamble
Investor Indemnified Party	Section 7.01
Investment	Section 2.02
Investor License Agreement	Section 3.01(a)
Investor-Related Announcement	Section 9.04
Leased Real Property	Section 4.20
Leases	Section 4.20
Limited Liability Company Agreement	Recitals
Losses	Section 7.01
Outbound Licenses	Section 4.12(a)
Parent	Preamble
Parent License Agreement	Recitals
Parties	Preamble
PCBs	Section 4.16
PMTAs	Section 9.16(a)
PoViva	Preamble
PoViva License Agreement	Recitals
Purchase Price	Section 2.02
Required Disclosure	Section 9.04
Required Disclosure Notice	Section 9.04
Seller Parties	Preamble

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Section 1.03 Interpretation and Rules of Construction.

(a) In this Agreement, except to the extent otherwise provided or that the context otherwise requires: when a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement; when a reference is made in this Agreement to a Schedule, such reference is to a Schedule of the Disclosure Letter; the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto; the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; and references to a Person are also to its successors and permitted assigns. References to “Law”, “Laws” or to a particular statute or Law shall be deemed also to include such Laws or statutes as such Laws or statutes are from time to time amended, modified or supplemented, including by succession of comparable successor Laws.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement, the Ancillary Agreements and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement, the Ancillary Agreements and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement, the Ancillary Agreements and the agreements, documents and instruments executed and delivered in connection herewith.

ARTICLE II
PURCHASE AND SALE OF EQUITY

Section 2.01 Sale and Issuance of Class B Units. Subject to the terms and conditions of this Agreement, the Investor agrees to purchase and the Company agrees to sell and issue to the Investor at Closing 20 Class B Units of the Company (the “Class B Units”).

Section 2.02 Purchase Price. The aggregate purchase price for the Class B Units shall be $1,000,000 (the “Purchase Price”), which shall be paid by the Investor to the Company at the Closing in immediately available funds in consideration of the issuance of the Class B Units to the Investor by the Company (such payment of the Purchase Price, the “Investment”).

Section 2.03 Closing. The closing of the grant of the Investment (the “Closing”) shall be held at the offices of Hunton Andrews Kurth LLP in Richmond, Virginia on the date of the execution and delivery of this Agreement (the “Closing Date”).

Section 2.04 Withholding. Investor and the Company will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to the Company or any other Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax law. In the event that any amount is so deducted and withheld such amount will be treated for all purposes of this Agreement as having been paid to the applicable recipient.

Section 2.05 Purchase Price Allocation. Investor and Parent agree to cooperate to allocate the Purchase Price between the Class B Units, the licenses granted pursuant to the Investor License Agreement and the Warrants and Purchase Option granted pursuant to the Warrant and Option Agreement for U.S. federal, state, local or non-U.S. Tax purposes. The Investor and Parent agree to not take any position inconsistent with such agreed allocation in any forum, including on any Tax Return, before any Governmental Authority, or in any Action relating to any Tax, in each case, except as required by applicable Law.

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ARTICLE III

CLOSING DELIVERABLES

Section 3.01 Closing Deliveries by the Company. At the Closing, the Company shall deliver to the Investor:

(a) a License Agreement in the form attached hereto as Exhibit A (“Investor License Agreement”), duly executed by the Company;

(b) a Warrant and Option Agreement in the form attached hereto as Exhibit B (“Warrant and Option Agreement”), duly executed by the Company;

(c) all authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required to be obtained by the Company in connection with the Investment;

(d) all third party approvals required to be obtained by the Company in connection with the Investment;

(e) the Limited Liability Company Agreement, duly executed by the Seller Parties;

(f) an amended and restated PoViva License Agreement dated as of the date hereof;

(g) an amended and restated Parent License Agreement dated as of the date hereof; and

(h) a certificate in accordance with the requirements of Treasury Regulation Section 1.1445-11T(d)(2).

Section 3.02 Closing Delivery by the Investor. At the Closing, the Investor shall deliver or cause to be delivered to the Company:

(a) an amount equal to the Purchase Price, by wire transfer in immediately available funds to that bank account designated by the Company to the Investor in writing prior to the execution and delivery of this Agreement;

(b) an IRS Form W-9 duly completed and signed by the Investor;

(c) the Limited Liability Company Agreement, duly executed by the Investor;

(d) the Investor License Agreement, duly executed by the Investor or one of its Affiliates; and

(e) the Warrant and Option Agreement, duly executed by the Investor or one of its Affiliates.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

In order to induce the Investor to enter into this Agreement and consummate the transactions contemplated hereby, the Seller Parties represent and warrant to the Investor the accuracy, as of the date of this Agreement, of each of the statements set forth in this Article IV. The representations and warranties set forth in this Article IV are subject to the qualifications and exceptions set forth in the Schedules to this Agreement, however, the Schedules shall not be construed as (a) indicating that any item set forth therein is required to be disclosed, (b) an admission that such information is material to the Company, or (c) an admission of liability under any applicable Law or for any other purpose.

Section 4.01 Existence and Power. The Company is duly formed and is validly existing and in good standing under the Laws of Delaware. The Company has the requisite power and authority to own, operate and lease its assets and to carry on the Business. The Company is duly qualified to do business and is in good standing in each jurisdiction where the ownership, operation or leasing of its assets or the conduct of its Business as currently conducted requires such qualification, except for such jurisdictions where the failure to be so qualified would not have a material adverse effect. The Company has made available to the Investor true and correct copies of all the Organizational Documents of the Company.

Section 4.02 Authorization. Each of the Seller Parties has all necessary power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Seller Parties of this Agreement and the Ancillary Agreements to which it is a party, the performance by each of the Seller Parties of its obligations hereunder and thereunder and the consummation by each of the Seller Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each of the Seller Parties. This Agreement and each other Ancillary Agreement to which any Seller Party is a party constitutes a legal, valid and binding agreement of such Seller Party, as applicable, enforceable against such party in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or to general principles of equity regardless of whether such enforcement is considered at equity or at law).

Section 4.03 Capitalization and Ownership; Subsidiaries; Indebtedness.

(a) As of the date of this Agreement, the ownership of the Company is as set forth on Schedule 4.03(a).

(b) Other than the Ownership Interests as set forth on Schedule 4.03(a), there are no outstanding Ownership Interests of the Company. Except as set forth in the Limited Liability Company Agreement, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Ownership Interests nor shall any such obligation be created by virtue of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Immediately following the Closing, the fully-diluted ownership of the Company will be set forth on Schedule 4.03(b).

(c) The Company does not own beneficially, directly or indirectly, any Ownership Interests of any Person, or any interest in a partnership or joint venture of any kind.

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(d) Schedule 4.03(d) sets forth and describes (i) all indebtedness of the Company for borrowed money, including but not limited to any indebtedness owed by the Company to an Affiliate of the Company, which indebtedness constitutes all of the obligations of the Company for borrowed money, (ii) all indebtedness for borrowed money guaranteed in any manner by the Company, and (iii) all outstanding payment obligations of the Company for goods or services that are outstanding for more than one-hundred and twenty (120) days.

(e) Parent owns 100% of the issued and outstanding capital stock of PoViva and there are no other outstanding Ownership Interests of PoViva held by any Person other than Parent.

Section 4.04 Valid Issuance of Class B Units. The Class B Units, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Limited Liability Company Agreement and applicable state and federal securities Laws.

Section 4.05 No Conflict. The execution, delivery and performance by the Seller Parties of this Agreement and the Ancillary Agreements to which such Seller Party, as applicable, is a party does not (i) violate, conflict with or result in the breach of the Organizational Documents of such party, (ii) conflict with or violate any Law or Order applicable to such party, (iii) conflict with, result in any violation or breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent, approval, authorization or other action by, or notification to, any third party under, or give to others any rights of termination, amendment, withdrawal, first refusal, first offer, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, deed of trust, concession, commitment, undertaking, contract, agreement, lease, sublease, license (including the Company Licenses), permit, franchise or other instrument or arrangement, whether oral or written (collectively, “Contracts”), to which any Seller Party is a party, other than any violation, conflict, breach or default with respect to subclause (iii) that would not have a material adverse effect on the Company.

Section 4.06 Governmental Consents and Approvals. Assuming the accuracy of the representations made by the Investor in Article V, the execution, delivery and performance of this Agreement and each Ancillary Agreement by the Seller Parties does not require any material consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, other than filings pursuant to Regulation D of the Securities Act, and applicable state securities Laws.

Section 4.07 Financial Information. The financial information provided to the Investor, consisting of the unaudited balance sheet of the Company as of September 30, 2018, the unaudited monthly balance sheet of the Company as of November 30, 2018, and the unaudited statements of profits and loss of the Company for the period from June 1 to November 30, 2018, fairly presents in all material respects the financial condition and results of operations of the Company as of the dates thereof and for the periods covered thereby.

Section 4.08 Absence of Undisclosed Material Liabilities. There are no Liabilities of the Company or its Affiliates of any nature, other than Liabilities reflected or reserved against on the financial statements of the Company and its Affiliates described in Section 4.07 that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company.

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Section 4.09 Conduct in the Ordinary Course; No Material Adverse Effect.

(a) Since formation, the Company has conducted the Business in the ordinary course, consistent with past practice.

(b) Since formation, there has not existed or occurred any change, effect, event, circumstance, occurrence, state of facts or development that, individually or in the aggregate with any other such change, effect, event, circumstance, occurrence, state of facts or development, has had or could reasonably be expected to have, a material adverse effect on the condition or prospects of the Business or the Company.

Section 4.10 Litigation; Orders.

(a) Except as set forth on Schedule 4.10, there are no Actions pending against, or to the Knowledge of the Company, threatened against the Company.

(b) The Company is not a party to or subject to any Order.

Section 4.11 Sufficiency of and Title to Assets.

(a) The Company holds and owns valid title to, has valid leasehold interests in or has valid licenses to use all of the material assets of the Business free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) The Company has maintained the assets of the Business in accordance with sound business practices. The assets of the Business are in good operating condition and repair, subject to ordinary wear and tear.

(c) The assets of the Business include all tangible and intangible assets, contracts and rights necessary for the operation of the Business.

Section 4.12 Intellectual Property.

(a) Schedule 4.12(a) contains a true, complete and accurate list of (i) all Intellectual Property Rights used or held for use in the operation of the Business (the “Company Intellectual Property”), (ii) all licenses or other agreements with third parties pursuant to which a Seller Party has acquired Company Intellectual Property from a third party (the “Inbound Licenses”), (iii) all licenses or other agreements with third parties pursuant to which a Seller Party has sold or otherwise divested Company Intellectual Property to a third party (the “Outbound Licenses,”) and (iv) all agreements regarding Intellectual Property between a Seller Party and an Affiliate of a Seller Party (the “Intracompany Licenses,” and collectively with the Inbound Licenses and the Outbound Licenses, the “Company Licenses”). Schedule 4.12(a) contains a true, complete and accurate list of all Company Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Authority or authorized private registrar in any jurisdiction, including pending applications (the “Intellectual Property Registrations”). All Intellectual Property Registrations are in full force and effect and in good standing in all material respects, and all required filings and fees have been timely filed with and paid to the relevant Authorities. The Seller Parties have taken reasonable measures to protect the Company Intellectual Property, including maintaining the confidentiality of the Confidential Information that forms part of the Company Intellectual Property.

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(b) PoViva is the exclusive owner of the Technology and associated Intellectual Property Rights that are licensed to Parent under the PoViva License Agreement and that are further Sub-Licensed to Company under the Parent License Agreement and to Investor under the License Agreement, free and clear of all Encumbrances other than Permitted Encumbrances; (ii) Parent is the exclusive owner of the Trademarks that are licensed to Investor under the License Agreement, free and clear of all Encumbrances other than Permitted Encumbrances, and (iii) all other Technology and associated Intellectual Property Rights used in the Business is Owned by Company free and clear of all Encumbrances other than Permitted Encumbrances. None of the Technology, Trademarks or other Intellectual Property Rights relating to the Molecules licensed to Investor under the Investor License Agreement have been licensed to any third party.

(c) All Company Licenses are in full force in effect as of the date hereof, no party to an Intracompany License is in breach of such Intracompany License, and to the Knowledge of the Company, no party to an Inbound License or an Outbound License is in breach of such Inbound Licenses or Outbound License.

(d) The Company has all necessary right, title and interest to grant the licenses and other rights set forth in the Investor License Agreement.

(e) The conduct of the Business, including without limitation the manufacture, use and sale of the products and services in the Business, does not infringe, misappropriate, or otherwise violate any Intellectual Property Rights of any other Person, and there is no Action pending or, to the Knowledge of the Company, threatened alleging any such infringement, misappropriation, or violation or challenging any of the Company’s rights or ownership in or to any Company Intellectual Property and, to the Knowledge of the Company, there is no existing fact or circumstance that would be reasonably expected to give rise to any such Action. The Seller Parties have not received any notice alleging that the conduct of the Business infringes, misappropriates, or otherwise violates any Intellectual Property Rights of any third party. To the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating any Company Intellectual Property.

(f) Except as set forth in Schedule 4.12(f), each former or present stockholder, member, employee, officer, director, consultant and independent contractor of the Seller Parties has executed an agreement with Parent agreeing to protect the confidential and proprietary information of the Business and actually assigning to the Company all Intellectual Property Rights created or developed by such Person relating to the Business and the Company has made available to the Investor true and complete copies of the forms of all such agreements.

(g) Other than as set forth in Schedule 4.12(g), there are no royalties, fees or other payments that are due and payable by the Company to any Person in connection with Company Intellectual Property, including to any Person by reason of ownership, use, licensure, sale or disposition of any of the same.

(h) None of the Company Intellectual Property is the product of any joint development activity or agreement with any third party, or has been developed or made in whole or in part using government funding or under a government Contract.

Section 4.13 Taxes.

(a) All Tax Returns that were required to be filed by or with respect to the Company under all applicable Laws have been filed, and all such Tax Returns were true, correct and complete in all material respects. All Taxes due and owing by or with respect to the Company (whether or not shown on any Tax Return) have been fully and timely paid. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any of the Company.

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(b) No claim has ever been made or threatened (formally or informally, orally or in writing) by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be required to file a Tax Return that was not filed or subject to Tax in that jurisdiction.

(c) The Company has collected, withheld and timely paid to the appropriate Governmental Authority all Taxes required to have been collected, withheld and paid in connection with any amounts paid by or with respect to the Company to any employee, independent contractor, creditor, stockholder, customer or other third party. The Seller Parties have complied with all information reporting requirements related to such withholding.

(d) The Company is not currently nor has ever been the subject of any Tax audit, investigation or Action. The Company has not received any notice of any audit, assessment or proposed assessment or adjustment in connection with any Tax Return nor is any such audit or Action pending or threatened (formally or informally, orally or in writing). The Company has not received a private letter ruling, technical advice memorandum, revenue agent report, information document request, notice of proposed deficiency, or deficiency notice from the Internal Revenue Service (or any comparable ruling from any other Governmental Authority), and the Company has not submitted or agreed to any protest, petition, closing agreement, settlement agreement, ruling request or any similar document with respect to the operation of the Business.

(e) There are no currently effective extensions or waivers regarding the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes from the Company.

(f) Except as set forth in Schedule 4.13(f), no power of attorney has been granted by or with respect to the Company related to Taxes. The Company is not bound by, nor has any obligation under, any Tax allocation, Tax indemnity, Tax sharing or similar contract or arrangement.

(g) The Company has not engaged in any transaction that would give rise to (i) a reporting obligation under Section 6111 of the Code or the regulations thereunder, or (ii) a list maintenance obligation under Section 6112 of the Code or the regulations thereunder. The Company has not engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

(h) Except as set forth in Schedule 4.13(h), the Company has never been a member of an affiliated group filing a consolidated, combined, or unitary income Tax return for federal, state, local, or non-U.S. income tax purposes. The Company does not have any Liability for the Taxes of any Person (other than the Company) under any section of the Code or Treasury Regulations (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, pursuant to any contractual obligation, or otherwise.

(i) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date (including any such change as a result of the transactions contemplated by this Agreement); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code.

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(j) No asset of the Company at or prior to the Closing (i) is subject to any Encumbrance in respect of Taxes, or (ii) is or will be as a result of the transaction contemplated by this Agreement “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, “limited use property” within the meaning of US Internal Revenue Service Revenue Procedure 76-30 or 2001-28, subject to Section 168(g)(1)(A) or 197(f)(9) of the Code or subject to any provision of Law comparable to any of the provisions listed above.

(k) The Company has never held a beneficial interest in any partnership or other pass-through entity.

(l) The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any Tax exemption, Tax holiday or other Tax reduction agreement or order to which the Company is a party or subject.

(m) The Company does not have a permanent establishment in any country other than the country under the Laws of which it is organized.

(n) No interest in the Company or any of its assets constitutes a “United States real property interest” within the meaning of Section 897 of the Code.

Section 4.14 Compliance with Laws.

(a) The Seller Parties are and have been in compliance in all material respects with all Laws and Orders that are or were applicable to them in connection with the operation of the Business and use of the Technology and other assets of the Business. The Company has not sold and has no present plans to sell any product or service prohibited by Law or Order. None of the Company or its Affiliates has received any written notice from any Governmental Authority or any other Person regarding any violation of or failure to comply with any applicable Law or Order with respect to the operation of the Business and use of the assets of the Business.

(b) Without limiting the foregoing, at no time has the Company, any of its Affiliates, or any partner, officer, director, manager, member, employee, consultant or agent thereof acting on any of their respective behalves made (as it relates to the Business), directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to any Person that could subject the business of the Company to liability under the Foreign Corrupt Practices Act of 1977, as amended, or any corresponding foreign Laws. To the Knowledge of the Company, no consultant, officer or director of the Company is a “foreign official” with the meaning of the Foreign Corrupt Practices Act of 1977, as amended.

(c) The Company has not violated in any material respect any import or export restrictions. The Company has not made sales or transacted business with Persons located, organized or resident in a country or territory that is subject to, the economic sanctions or trade embargoes administered by the U.S. Treasury Office of Foreign Assets Control or any other Governmental Authority.

Section 4.15 Insurance. The Company has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its material assets that might be damaged or destroyed.

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Section 4.16 Environmental and Safety Laws. Except as could not reasonably be expected to have a material adverse effect (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each, a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Investor true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

Section 4.17 Products. The Company has not marketed, sold or distributed any products.

Section 4.18 Employees. The Company does not employ any employees. The Company engages three consultants. Schedule 4.18 sets forth all compensation, including bonus, paid or payable for each officer, director, independent contractor or consultant of the Company for the year ended December 31, 2018.

Section 4.19 Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of the Business. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

Section 4.20 Real Estate. The Company does not own any real property. Schedule 4.20 contains a true, complete and accurate list of (i) all real property leased by the Company (the “Leased Real Property”), and (ii) all leases of the Company in respect of the Leased Real Property (the “Leases”). All Leases are in full force and effect as of the date hereof and, to the Knowledge of the Company, no party to a Lease is in breach of such Lease.

Section 4.21 Affiliate Agreements. Schedule 4.21 contains a true, complete and accurate list of contracts and agreements (whether written or oral) between the Company or any of its Affiliates, on the one hand, and the Company’s Affiliates, stockholders, members, officers, directors or members of their immediate families (or any entity in which any of them has a material financial interest, directly or indirectly), on the other hand (the “Affiliate Agreements”).

Section 4.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of any of the Seller Parties.

Section 4.23 Disclosure. The Seller Parties have made available to the Investor all the information reasonably available to the Company that the Investor has requested for deciding whether to acquire the Class B Units. No representation or warranty of any Seller Party contained in this Agreement, as qualified by the Schedules thereto, no representation or warranty of Parent contained in this Agreement related to Parent, as qualified by disclosures made by Parent in its filings with the United States Securities and Exchange Commission, and no certificate furnished or to be furnished to the Investor at the Closing contains any untrue statement of a material fact or, to the Knowledge of the Company, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Each of the representations and warranties of the Seller Parties set forth in Sections 4.01 to 4.23, inclusive, is qualified by and made subject to the disclosures made in the corresponding Schedules of the Disclosure Letter and with respect to representations or warranties of Parent related to Parent, by the disclosures made by Parent in its filings with the United States Securities and Exchange Commission.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

In order to induce the Seller Parties to enter into this Agreement and consummate the transactions contemplated hereby, the Investor hereby represents and warrants to the Seller Parties the accuracy as of the date of this Agreement of each of the statements set forth in this Article V.

Section 5.01 Existence and Power. The Investor is duly formed, validly existing and in good standing under the Laws of the Commonwealth of Virginia and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 5.02 Authorization. The Investor has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Investor of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Investor of its obligations hereunder and thereunder and the consummation by the Investor of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Investor. This Agreement and each other Ancillary Agreement to which the Investor is a party constitutes a legal, valid and binding agreement of the Investor enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or to general principles of equity regardless of whether such enforcement is considered at equity or at law).

Section 5.03 Investment Purpose. The Investor is acquiring the Class B Units solely for the purpose of investment for its own account and not with a view to, or for offer or sale in connection with, any distribution thereof. The Investor (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Class B Units and is capable of bearing the economic risks of such investment. The Investor is not acquiring the Class B Units as a result of any “general solicitation” or “advertising”, as those terms are defined in Regulation D promulgated under the Securities Act.

Section 5.04 Restricted Securities. The Investor understands that the Class B Units have not been, and will not be, registered under the Securities Act or any applicable state securities Laws, by reason of a specific exemption from the registration provisions of the Securities Act and applicable state securities Laws which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein. The Investor understands that the Class B Units are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, the Investor must hold the Class B Units indefinitely unless they are registered with the United States Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Investor acknowledges that the Company has no obligation to register or qualify the Class B Units for resale except as set forth in the Limited Liability Company Agreement. The Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Class B Units, and on requirements relating to the Company that are outside of the Investor’s control, and that the Company is under no obligation and may not be able to satisfy.

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Section 5.05 No Public Market. The Investor understands that no public market now exists for the Class B Units, and that the Company has made no assurances that a public market will ever exist for the Class B Units.

Section 5.06 Accredited Investor. The Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

ARTICLE VI

TAX MATTERS

Section 6.01 Certain Taxes. Parent shall bear any and all Transfer Taxes, if any, arising out of or in connection with the transactions set forth in this Agreement.

Section 6.02 Tax Returns.

(a) The Company shall deliver to the Investor for its review and approval a draft copy of each Tax Return with respect to taxable periods (or portions thereof) ending after the Closing Date at least thirty (30) calendar days prior to the due date thereof (taking into account any extensions), and the Company shall amend or revise each such Tax Return to reflect any comments requested by the Investor.

(b) Within five (5) calendar days of receipt by the Seller Parties of any notice (formally or informally, orally or in writing) of any Action or claim in respect of Taxes of or with respect to the Company, the Seller Parties shall provide written notice to the Investor, together with copies of any communication or information received with respect thereto. The Investor shall have the option, exercisable at any time and in its sole discretion, to control any Action or claim in respect of Taxes of or with respect to the Company; provided that the Seller Parties may, upon delivery to the Investor of written acknowledgment satisfactory to the Investor that the Seller Parties will indemnify and hold harmless the Company and the Investor for any Losses resulting therefrom, assume control any such Action or claim relating solely to a Pre-Closing Period.

ARTICLE VII

INDEMNIFICATION

Section 7.01 Indemnification by the Seller Parties. The Investor, its Affiliates, and its and their respective officers, directors, employees, agents, successors and assigns (each, an “Investor Indemnified Party”) shall be indemnified and held harmless by the Parent for any damage, loss or expense (including attorney fees) (“Losses”) suffered or incurred by the Investor Indemnified Parties, arising out of or resulting from: (a) the breach of any representation, warranty, covenant or agreement by a Seller Party contained in this Agreement; (b) a Seller Party’s commission of intentional misconduct, common law fraud or intentional misrepresentation; and (c) (A) all Taxes imposed on, asserted against or attributable to the properties, income or operations of the Company for all Pre-Closing Periods; (B) any Transfer Taxes payable by Parent pursuant to Section 6.01; and (C) all Taxes imposed on the Company as a result of the provisions of Treasury Regulations Section 1.1502-6 or the analogous provisions of any state, local or foreign law attributable to being a member of a consolidated, combined, unitary or similar group during a Pre-Closing Period.

Section 7.02 Rights Unaffected by Waiver of Conditions. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants or agreements.

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Section 7.03 Treatment of Indemnity Payments. The Parties agree that, for Tax purposes, unless otherwise required by applicable Law, any indemnification payments made pursuant to this Article VII shall be treated as an adjustment to the Purchase Price paid by the Investor and such agreed treatment shall govern for purposes of this Agreement.

ARTICLE VIII

INTELLECTUAL PROPERTY

Section 8.01 Maintenance of Patents. The Seller Parties shall, at their expense, use commercially reasonable efforts to continue prosecution of the Licensed Patents in the Territory that are applications pending as of the Closing Date and to maintain issued Licensed Patents in the Territory. It is understood that such commercially reasonable efforts shall be determined considering the likelihood of obtaining commercially meaningful coverage and the expenditures and resources required, including such factors as the state of the art, the nature of rejections issued by patent examiners, and the existence of factually and legally grounded arguments supporting patentability.

Section 8.02 Trademark Maintenance. The Seller Parties shall, at their expense, use commercially reasonable efforts to maintain and preserve the Licensed Trademarks in the Territory, and to obtain such additional protection of the Licensed Trademarks as the Company may deem appropriate, consistent with the use and intended use of the Licensed Trademarks by Investor in the Territory.

Section 8.03 Rights in Intracompany Agreement. Unless agreed in writing by Investor, (a) Parent shall not assign, terminate, amend, revise or waive any material right or obligation under the PoViva License Agreement or the Parent License Agreement; and (b) Company shall not assign, terminate, amend, revise or waive any material right or obligation under the Parent License Agreement.

Section 8.04 No Encumbrance. Seller Parties shall not mortgage, pledge, or create a security interest in the Technology or the Licensed Patents, Licensed Trademarks or other Intellectual Property used in the Business.

Section 8.05 Certain Limited Liability Company Provisions. For the purposes of ensuring the enforceability of the approval rights set forth in Sections 5.13.24 through 5.13.28 of the Limited Liability Company Agreement (the “Key Provisions”), PoViva hereby agrees that it shall not, either directly or indirectly by amendment merger, consolidation or otherwise, take (or permit to be taken) any of the actions described in the Key Provisions without obtaining the approvals required by the Limited Liability Company Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Survival. Unless otherwise set forth in this Agreement, the representations and warranties of the Seller Parties and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Investor or any Seller Party.

Section 9.02 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

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Section 9.03 Notices. All notices and other communications must be in writing, addressed to the representatives described below and delivered by hand, recognized overnight courier service, registered mail or electronic mail in .pdf format. Notices will be deemed received as follows: (a) if delivered by hand or overnight service, then on the date of delivery, (b) if by registered mail, then on the fifth (5th) calendar day following posting or (c) if by electronic mail, then upon receipt with telephone confirmation thereof by the receiving Party to the sending Party. Any Party may change its designated representatives at any time by notifying the other Parties in writing.

(a) if to the Seller Parties:

Lexaria Bioscience Corp.

100-740 McCurdy Road

Kelowna, BC V1X 2P7

Attention: Chief Executive Officer

Email: info@lexariabioscience.com

with a copy to:

Borden Ladner Gervais LLP

Bay Adelaide Centre, East Tower

22 Adelaide Street West

Toronto, ON M5H 4E3

Attention: Andrew Powers

Email: APowers@blg.com

(b) if to the Investor:

Altria Ventures Inc.

6601 West Broad Street

Richmond, Virginia 23230

Attention: President

and

Altria Ventures Inc.

6601 West Broad Street

Richmond, Virginia 23230

Attention: Secretary

with an additional copy to:

Hunton Andrews Kurth LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219-4074

Attention: Brian L. Hager

E-mail: bhager@huntonAK.com

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Section 9.04 Announcements. Unless the Seller Parties have complied with this Section 9.04, the Seller Parties will not, and will cause their respective officers, directors, employees and consultants to not, issue or cause the publication or filing of any press release, announcement or other regulatory filing (an “Announcement”) with respect to this Agreement or the Ancillary Agreements unless the Investor has provided its prior written consent as to the form, content and timing of such Announcement, such consent not to be unreasonably withheld or delayed. To the extent an Announcement is required by any securities Laws or stock exchange rules or policies applicable to a Seller Party (a “Required Disclosure”), as determined by the Seller Party, acting reasonably, the Seller Party must first give prompt written notice to the Investor (and in no event less than two (2) Business Days prior to the date such Required Disclosure is required to be made) which notice will include a draft of the proposed Announcement and confirmation that the Required Disclosure is required to be disclosed on advice of counsel (such notice, draft Announcement and memorandum or other written analysis, the “Required Disclosure Notice”). The Investor will promptly provide any comments it has to such Announcement and the Seller Parties shall give such comments due consideration. In addition, the Seller Parties will not, and will cause their respective officers, directors, employees and consultants to not, issue or cause the publication or filing of such Announcement that includes disclosures identifying or relating to the Investor or its Affiliates (an “Investor-Related Announcement”) unless the Investor has provided its prior written consent as to the form, content and timing of such Announcement, such consent not to be unreasonably withheld or delayed. For the avoidance of doubt, except with respect to an Investor-Related Announcement described in the foregoing sentence, nothing in this Section 9.04 shall limit or otherwise restrict the Seller Parties from making an Announcement or responding to inquiries or otherwise communicating with securities commissions or the stock exchange upon which the shares a Seller Party are listed any of these matters in circumstances where, pursuant to legal requirements or by the rules or policies of the stock exchange upon which the shares of a Seller Party are listed, the Seller Parties consider it necessary to make such Announcement, response or communication.

Section 9.05 Severability. If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement. On such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06 Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior contemporaneous oral or written understandings or agreements (including, without limitation, the Preliminary Non-Binding Term Sheet, dated November 13, 2018, between Altria Client Services LLC and Parent) between the Parties which relate to the subject matter hereof.

Section 9.07 Assignment. This Agreement and the rights, licenses and obligations hereunder may not be assigned, by operation of Law or otherwise, by any Party without the express prior written consent of the other Parties, except as provided in Section 9.08. Any assignment or transfer in violation of this Section 9.07 shall be null and void. This Agreement is binding on and inures to the benefit of the Parties hereto and their respective permitted successors and assigns.

Section 9.08 Investor’s Right to Assign. Investor shall have the right, without consent from Licensor, to assign or otherwise transfer this Agreement in whole or in part to: (a) an Affiliate of Investor; (b) a third party in connection with a merger, consolidation or reorganization involving Investor, regardless whether Investor is a surviving entity, or (c) a Third Party in connection with a sale of all or substantially all of Investor’s business or assets relating to this Agreement.

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Section 9.09 Amendment. No modification or amendment of the Agreement or any of its provisions shall be binding upon any Party unless made in writing and duly executed by authorized representatives of all Parties.

Section 9.10 Waiver. The Investor, on the one hand, and the Seller Parties, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant hereto, or (c) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of a Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 9.11 Dispute Resolution. Subject to the provisions of Section 9.15, all disputes arising with respect to the construction of this Agreement and the rights and obligations arising hereunder shall be escalated to senior management of the Parties for resolution prior to the commencement of any Action.

Section 9.12 Governing Law; Jurisdiction. This Agreement and all disputes or controversies arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to conflict of law principles that would result in the application of any Law other than the Law of the State of New York. Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of any Party’s Intellectual Property Rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in Richmond, Virginia, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrator upon a showing of good cause. Depositions shall be conducted in accordance with the New York Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. Each Party will bear its own costs in respect of any disputes arising under this Agreement. Each of the Parties to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Eastern District of Virginia and appellate courts thereof or any Virginia State Court sitting in Henrico County, Virginia for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.

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Section 9.13 Waiver of Jury Trial. ANY CONTROVERSY THAT MIGHT ARISE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES. CONSEQUENTLY, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY OF ANY Proceeding a Party brings under or relating to this Agreement or any OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IN THE EVENT OF LITIGATION THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER, (B) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE WAIVER, (C) THE PARTY MAKES THE WAIVER KNOWINGLY AND VOLUNTARILY, AND (D) THE PARTY AND EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13. Any Party may file an original counterpart or a copy of this Agreement with any court as written and conclusive evidence of the consent of each party to the waiver of its right to trial by jury.

Section 9.14 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail (pdf copies) or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.15 Remedies and Relief. Each Party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other Parties hereto for which monetary damages alone could not adequately compensate. Therefore, the Parties hereto unconditionally and irrevocably agree that any non-breaching Party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including seeking specific performance or the rescission of issuances, grants, purchases, sales and other transfers not made in strict compliance with this Agreement). The breaching Party must pay all costs reasonably incurred by the non-breaching Party in pursuing enforcement, including reasonable attorneys’ fees and court costs, but only if the non-breaching Party is successful in the enforcement action.

Section 9.16 Regulatory and R&D Assistance.

(a) Upon Investor’s reasonable request, the Seller Parties shall provide information to and cooperate, support and assist the Investor in the coordination of on-going regulatory activities, compliance activities and product applications with the U.S. Food and Drug Administration and other U.S. and non-U.S. regulatory agencies (including, but not limited to, the filing of Premarket Tobacco Product Applications (“PMTAs”)) and provide the Investor with production facility and ingredient information and related registration documentation, product descriptions, nicotine level, packaging and other specifications for any assets of the Business, any other products otherwise related to the Business, and any other products as the Investor may reasonably request.

(b) Upon the Seller Parties reasonable request, the Investor will consult on mutually agreeable terms with the Company regarding the development and progress of the Phase 1 Research Objectives, the Phase 2 Research Objectives and the Phase 3 Research Objective during the term of the Warrant and Option Agreement (each such term defined in the Warrant and Option Agreement).

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

LEXARIA NICOTINE LLC

By:	/s/ Chris Bunka
Name:	Chris Bunka
Title:	Chief Executive Officer

Signature Page to Investment Agreement

LEXARIA BIOSCIENCE CORP.

By:	/s/ Chris Bunka
Name:	Chris Bunka
Title:	Chief Executive Officer

Signature Page to Investment Agreement

POVIVA CORP.

By:	/s/ Chris Bunka
Name:	Chris Bunka
Title:	Chief Executive Officer

Signature Page to Investment Agreement

ALTRIA VENTURES INC.

By:	/s/ David Wise
Name:	David Wise
Title:	President

Signature Page to Investment Agreement

Exhibit A

Investor License Agreement

See attached.

Exhibit B

Warrant and Option Agreement

See attached.